EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated September 13, 2012, on our audits of the consolidated financial statements of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2012 and 2011 and for each of the two years ended June 30, 2012, which report appears in the annual report on Form 10-K for the fiscal year ended June 30, 2012 of mPhase Technologies, Inc. and subsidiaries filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934. We also consent to the reference to our firm under the caption “Experts”.

Demetrius Berkower LLC
(formerly Demetrius & Company, L.L.C.,

Wayne, New Jersey
September 19, 2013